EXHIBIT 99

FORWARD LOOKING STATEMENTS



The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation in many instances for forward-looking statements. In order to take advantage of the Act, such statements must be accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from these that might be projected. This Exhibit is being filed in order to allow the Company to take advantage of this Act by providing the following cautionary statements.

RISK FACTORS AFFECTING THE COMPANY

The Company's business operations and strategy are subject to a number of uncertainties and risks, which could adversely affect its performance in the future. Among these are the following:

One of the Company's main growth strategies is the acquisition of other companies and/or product lines in the disposable diagnostic test kits business. Although previous acquisitions have been successful to date, there can be no assurance that additional acquisitions will be consummated or that, if acquisitions are consummated, they will be successful. Acquisitions require a significant commitment of corporate resources, management attention and capital, which, in certain cases, could exceed that available to the Company. In addition, the benefits expected from such acquisitions will not be achieved fully unless the operations of the acquired entities are successfully integrated with those of the Company.

The diagnostic test industry is characterized by ongoing technological developments and changing customer requirements. The Company's success and continued growth depend, in part, on its ability to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products or new products that incorporate technological advances, meet customer requirements that incorporate technological advances, meet customer requirements and respond to products developed by the Company's competitions. While the company has consistently introduced a number of new products there can be no assurance that it will be successful in developing or acquiring such rights to products on a timely basis or that such products will adequately address the changing needs of the marketplace.

Approximately 29% of the Company's net sales for fiscal 1997 were attributable to international sales, primarily in Western Europe. Although the majority of the Company's international sales have been made in U.S. dollars, the Company is subject to the risks associated with fluctuations in currency exchange rates, in particular, the recent strengthening in the dollar. The Company cannot assure that sales of certain products made under endemic conditions in specific geographic areas during fiscal 1997 will continue in fiscal 1998. The company is also subject to other risks associated with international operations, including tariff regulations, requirements for export licenses and medical licensing and approval requirements.

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The  healthcare  industry is in transition  with a number of changes that affect the market for diagnostic test products. Changes in the healthcare delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products and increasing the pressure on healthcare costs. There can be no assurance that the company will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

Many of the Company's competitors have greater financial and other resources than the Company. These resources could give them an advantage in price, service and development of competing products.

In recent years, the federal government has been examining the nations' healthcare system from numerous standpoints, including the cost of and access to healthcare and health insurance. Proposals impacting the healthcare system are constantly under consideration and could be adopted at any time. It is unclear what effect the enactment of such proposals would have on the Company.









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